Exhibit B

Set forth below is the name, citizenship, address, position and present principal occupation of each of the directors and executive officers of Zuellig Botanicals, Inc., a Delaware corporation ("ZBI"). The address of the principal business and principal office of ZBI is 2550 El Presidio Street, Long Beach, California 90810.

Name                 Citizenship      Residence or Business         Principal Occupation
                                      Address

Peter Williams       Switzerland      Interpacific Holding          Senior Group Executive
(Director)                            Limited                       of Interpacific
                                      Zum Alten Sternen,            Holding Limited
                                      Engelplatz 2
                                      CH-8649 Rapperswil,
                                      Switzerland

David Turner         United           1055 West Hastings Street     CEO of BIRC Corporation
(Director)           Kingdom          14th Floor
                                      Vancouver, British
                                      Columbia
                                      V6E2E9
                                      Canada

Peter                Canada           2550 El Presidio Street       President of ZBI
Hafermann                             Long Beach, CA 90810
(President,
Secretary)

Barbara Crofts       United           2550 El Presidio Street       Controller of ZBI
(Assistant           States           Long Beach, CA 90810
Treasurer)